EX-n

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors of Jackson National Life Insurance Company and Policy Holders of Jackson National Separate Account IV:


We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company dated March 7, 2006, and on the financial statements of Jackson National Separate Account IV, dated March 24, 2006, incorporated herein by reference in the Post-Effective Amendment to Form N-6 of Jackson National Separate Account IV.

Our report on the consolidated financial statements of Jackson National Life Insurance Company dated March 7, 2006 includes explanatory language that states that effective January 1, 2004, Jackson National Life Insurance Company adopted Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants.



 /s/ KPMG LLP

Chicago, Illinois
December 22, 2006